EXHIBIT (a)(6)
FORM OF NOTICE OF AMENDMENT OF ELIGIBLE OPTIONS

TO:	[Name of Option Holder]

FROM:	Orbital Sciences Corporation Legal Department

DATE:	[_____]
We are pleased to announce that we have completed our Offer to amend the Eligible Options. As a result of the Offer, we have accepted submitted acceptances of the Offer with respect to the Eligible Options. As part of our acceptance process, we accepted and amended your Eligible Options and adjusted the applicable exercise price in effect. The following table sets forth the following information with respect to each of your Eligible Options: (i) grant date, (ii) number of shares of Orbital common stock subject to the amended option, and (iii) adjusted exercise price per share after amendment of the option.

	Number of Shares Subject	Adjusted Exercise Price
	to Amended	Per Share After
Grant Date	Eligible Option	Amendment

[Date]	[_____]	$[_____]

[Date]	[_____]	$[_____]

The amendment has had no effect on the option’s vesting schedule, exercise period, option term or any other term of the option.
A copy of the Amendment(s) to the Stock Option Agreement(s) with respect to your options are attached to this notice. You do not need to sign the Amendment(s). Please keep these documents in your records.